                                  SCHEDULE 14A
                                 (RULE 14A-101)
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               ROCK-TENN COMPANY
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                  (Name of Registrant as Specified In Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:
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     (2) Aggregate number of securities to which transaction applies:
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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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     (4) Proposed maximum aggregate value of transaction:
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     (5) Total fee paid:
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     [ ] Fee previously paid with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
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     (2) Form, Schedule or Registration Statement no.:
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     (3) Filing Party:
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     (4) Date Filed:
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

                            (LOGO) ROCK-TENN COMPANY

                               December 22, 1997

Dear Shareholder:

     You are cordially invited to attend the annual meeting of shareholders of Rock-Tenn Company (the "Company") to be held on January 22, 1998, at the Northeast Atlanta Hilton at Peachtree Corners, 5993 Peachtree Industrial Boulevard, Norcross, Georgia 30092. The meeting will begin promptly at 9:00 a.m., local time, and we hope it will be possible for you to attend.

     The following Notice of Annual Meeting of Shareholders outlines the business to be conducted at the meeting, which includes the election of directors.

     Please complete, sign and return your proxy card in the enclosed envelope at your earliest convenience to ensure that your shares will be represented and voted at the Annual Meeting of Shareholders. If you attend the Annual Meeting, you may vote your shares in person even though you have previously signed and returned your proxy.

                                            Sincerely,

                                            /s/ BRADLEY CURREY, JR.

                                            Bradley Currey, Jr.
                                            Chairman and
                                            Chief Executive Officer

                            (LOGO) ROCK-TENN COMPANY

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         To Be Held on January 22, 1998

To the Shareholders of Rock-Tenn Company:

     The Annual Meeting of Shareholders of Rock-Tenn Company (the "Company") will be held on Thursday, January 22, 1998, at 9:00 a.m., local time, at the Northeast Atlanta Hilton at Peachtree Corners, 5993 Peachtree Industrial Boulevard, Norcross, Georgia 30092, for the following purposes:

          (i) to elect five directors;

          (ii) to vote upon a proposal to adopt and approve the Rock-Tenn Company 1993 Employee Stock Purchase Plan, as Amended and Restated (the "Amended and Restated Employee Stock Purchase Plan"), which will increase by 660,000 the number of shares of Class A Common Stock of the Company that are available for purchase from the Company;

          (iii) to ratify the appointment of Ernst & Young LLP as independent auditors of the Company to serve for the 1998 fiscal year; and

          (iv) to transact such other business as may properly come before the Annual Meeting of Shareholders or any adjournment thereof.

     Only holders of record of Class A Common Stock and Class B Common Stock at the close of business on December 5, 1997 are entitled to receive notice of, and to vote at, the Annual Meeting of Shareholders and any adjournment thereof. A list of shareholders as of the close of business on December 5, 1997 will be open for examination during the Annual Meeting of Shareholders.

     Your attention is directed to the Proxy Statement submitted with this Notice. This Notice is being given at the direction of the Board of Directors.

                                          By Order of the Board of Directors

                                          /s/ DAVID C. NICHOLSON

                                          David C. Nicholson
                                          Secretary

Atlanta, Georgia
December 22, 1997

     WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY REVOKE THE PROXY AND VOTE YOUR SHARES IN PERSON.

                               ROCK-TENN COMPANY
                              504 THRASHER STREET
                            NORCROSS, GEORGIA 30071

                            ------------------------

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON JANUARY 22, 1998

                            ------------------------

                                  INTRODUCTION

GENERAL

     This Proxy Statement is being furnished to the shareholders of Rock-Tenn Company (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company for use at the annual meeting of shareholders of the Company scheduled to be held on January 22, 1998 at the Northeast Atlanta Hilton at Peachtree Corners, 5993 Peachtree Industrial Boulevard, Norcross, Georgia 30092, 9:00 a.m., local time, and at any adjournment thereof (the "Annual Meeting").

RECORD DATE

     The Board of Directors of the Company has fixed the close of business on December 5, 1997 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Only holders of Class A Common Stock, par value $.01 per share, of the Company ("Class A Common Stock") and Class B Common Stock, par value $.01 per share, of the Company ("Class B Common Stock," together with the Class A Common Stock, the "Common Stock") as of the record date are entitled to vote at the Annual Meeting or any adjournment thereof. On the record date, 22,680,364 shares of Class A Common Stock and 11,754,957 shares of Class B Common Stock were issued and outstanding. No cumulative voting rights are authorized and appraisal rights for dissenting shareholders are not applicable to the matters being proposed. It is anticipated that this Proxy Statement will be first mailed to shareholders of the Company on or about December 22, 1997.

VOTING AND PROXIES

     When the enclosed form of proxy is properly executed and returned, the shares it represents will be voted as directed at the Annual Meeting and any adjournment thereof or, if no direction is indicated, such shares will be voted in favor of the proposals set forth in the notice attached hereto. Any shareholder giving a proxy has the power to revoke it at any time before it is voted. All proxies delivered pursuant to the solicitation are revocable at any time at the option of the persons executing them by giving written notice to the Secretary of the Company, by delivering a later-dated proxy or by voting in person at the Annual Meeting. If Common Stock owned by a shareholder is registered in the name of more than one person, each such person should sign the enclosed proxy. If the proxy is signed by an attorney, executor, administrator, trustee, guardian or by any other person in a representative capacity, the full title of the person signing the proxy should be given and a certificate should be furnished showing evidence of appointment.

     In accordance with the Company's Restated and Amended Articles of Incorporation (the "Articles of Incorporation") and Georgia law, each share of Class A Common Stock is entitled to one vote at the Annual Meeting and each share of Class B Common Stock is entitled to ten votes at the Annual Meeting. With respect to all matters to be voted upon at the Annual Meeting, holders of shares of Class A Common Stock and Class B Common Stock will vote together as a single voting group (the "Voting Group").

     The presence, either in person or by proxy, of the holders of a majority of the votes of the shares of Common Stock comprising the Voting Group outstanding on the record date is necessary to constitute a quorum at the Annual Meeting or any adjournment thereof. Under Georgia law, the Bylaws of the Company and the rules of the New York Stock Exchange, (i) with respect to the election of directors, the affirmative vote of a plurality of the shares comprising the Voting Group is required to elect the nominees to the Board of Directors, (ii) with respect to the proposal to adopt and approve the Amended and Restated Employee Stock Purchase Plan, the votes cast in favor of such proposal by shares of Common Stock comprising the Voting Group must exceed the votes cast against such proposal, provided that the total vote cast on the proposal represents over 50% in interest of all securities entitled to vote on the proposal and (iii) with respect to the proposal to ratify the appointment of Ernst & Young LLP as independent auditors, the votes cast in favor of such proposal by shares comprising the Voting Group must exceed the votes cast against such proposal to ratify such appointment. With respect to any other matter that may properly come before the Annual Meeting, the votes cast in favor of such matter by shares comprising the Voting Group must exceed the votes cast against approval of such matter for such matter to be approved. At the Annual Meeting, votes cast for or against any matter may be cast in person or by proxy. Abstentions and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum but will not count as either a vote for or against any matter presented for shareholder approval at the Annual Meeting.

                             ELECTION OF DIRECTORS
                                    (ITEM 1)

BOARD OF DIRECTORS

     Pursuant to the Bylaws of the Company, the Board of Directors consists of thirteen members. The Company's Articles of Incorporation divide the Board of Directors into three classes with the directors in each class serving a term of three years. Directors for each class are elected at the annual meeting of shareholders held in the year in which the term for such class expires. At the Annual Meeting on January 22, 1998, four nominees for director are to be elected to serve until the Annual Meeting of Shareholders in 2001, or until their successors are elected and qualified, and one nominee for director is to be elected to serve until the Annual Meeting of Shareholders in 1999, or until his successor is elected and qualified. In accordance with the Bylaws of the Company, the mandatory retirement age for directors is 72.

     The Board of Directors has no reason to believe that any of the nominees for the office of director will be unavailable for election as a director. However, if at the time of the Annual Meeting any of the nominees should be unable or decline to serve, the persons named in the proxy will vote as recommended by the Board of Directors either (i) to elect substitute nominees recommended by the Board, (ii) to allow the vacancy created thereby to remain open until filled by the Board or (iii) to reduce the number of directors for the ensuing year. In no event, however, can a proxy be voted to elect more than five directors.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR (I) STEPHEN G. ANDERSON, ROBERT B. CURREY, L.L. GELLERSTEDT, III AND JOHN W. SPIEGEL TO HOLD OFFICE UNTIL THE ANNUAL MEETING OF SHAREHOLDERS IN 2001, OR UNTIL THEIR SUCCESSORS ARE ELECTED AND QUALIFIED AND (II) A.D. FRAZIER TO HOLD OFFICE UNTIL THE ANNUAL MEETING OF SHAREHOLDERS IN 1999, OR UNTIL HIS SUCCESSOR IS ELECTED AND QUALIFIED. PROXIES RECEIVED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

NOMINEES FOR ELECTION -- TERM EXPIRING 2001

     Stephen G. Anderson, 59, has served as a director of the Company since 1977. Dr. Anderson has been a physician for more than five years in private practice in Winston-Salem, North Carolina.

     Robert B. Currey, 57, has served as a director of the Company since 1989. Mr. Currey founded Currey & Company, Inc., an outdoor furniture business, and has served as Chairman, President and Chief Executive

Officer thereof for more than five years. Mr. Currey is the brother of Bradley Currey, Jr. and the uncle of Russell M. Currey, Senior Vice President of Marketing and Planning.

     John W. Spiegel, 55, has served as a director of the Company since 1989. Mr. Spiegel has served as Executive Vice President and Chief Financial Officer of SunTrust Banks, Inc., a bank holding company, for more than five years. Mr. Spiegel is also a director of Conti Financial Corporation, a consumer and commercial finance business, and Suburban Lodges of America, a real estate investment trust. Mr. Spiegel is also a director of SunTrust Capital Markets.

     L.L. Gellerstedt, III, 41, has served as the Chairman and Chief Executive Officer of Beers Construction Company, a construction company, since June 1994. From November 1990 until June 1994, Mr. Gellerstedt served as President and Chief Executive Officer of Beers Construction Company. Mr. Gellerstedt is also a director of AGL Resources, Inc., a natural gas services provider, and Alltel Corporation, a nationwide telecommunications services company.

NOMINEE FOR ELECTION -- TERM EXPIRING 1999

     A.D. Frazier, 53, has served as President and Chief Executive Officer of Invesco, Inc., an investment management company, since November 1996. Mr. Frazier served as Chief Operating Officer of Atlanta Committee for the Olympic Games from March 1991 until October 1996. Mr. Frazier is also a director of Apache Corp., an oil and gas exploration company, Magellan Health Services, Inc., a managed health care provider, and Amvescap, PLC, an investment management company.

INCUMBENT DIRECTORS -- TERM EXPIRING 2000

     Bradley Currey, Jr., 67, has served as Chairman of the Board of the Company since July 1993 and as Chief Executive Officer of the Company since 1989. Mr. Currey served as President from 1978 until October 1995. He has been a director of the Company since 1967. Mr. Currey joined the Company in 1976 and prior to that time was Executive Vice President and a director of Trust Company Bank of Georgia (currently SunTrust Bank, Atlanta). Mr. Currey is also a director of Genuine Parts Company, an auto parts wholesaler and Poe & Brown, Inc., an insurance agency. Mr. Currey is the father of Russell M. Currey and brother of Robert B. Currey.

     Mary Louise Morris Brown, 66, has served as a director of the Company since January 1994 and has been a homemaker for more than five years. Mrs. Brown is the sister-in-law of J. Hyatt Brown.

     John D. Hopkins, 59, has served as a director of the Company since 1989. Mr. Hopkins has served as Executive Vice President and General Counsel of Jefferson-Pilot Corporation, a holding company with insurance and broadcasting subsidiaries, since April 1993. Prior to joining Jefferson-Pilot Corporation, Mr. Hopkins was a partner in the law firm of King & Spalding since January 1971.

     James W. Johnson, 56, has served as a director of the Company since 1984. Mr. Johnson has served as President of McCranie Tractor Company, a John Deere tractor dealership, for more than five years.

INCUMBENT DIRECTORS -- TERM EXPIRING 1999

     J. Hyatt Brown, 60, has served as a director of the Company since 1971. Mr. Brown has served as Chairman, President and Chief Executive Officer of Poe & Brown, Inc., an insurance agency headquartered in Daytona Beach and Tampa, Florida, for more than five years. Mr. Brown is also a director of SunTrust Banks, Inc., a bank holding company, BellSouth Corporation, a telephone communications company, FPL Group, Inc., an electric utility company, and International Speedway Corp., a motor sports company. Mr. Brown is the brother-in-law of Mrs. Mary Louise Morris Brown.

     Eugene U. Frey, 67, has served as a director of the Company since February 1997. Since January 1997, Mr. Frey has served as Chairman of Wabash Management, Incorporated. Prior to January 1997, Mr. Frey served as Chairman, President and Chief Executive Officer of Waldorf Corporation, a recycled paperboard and folding carton manufacturer that is now a subsidiary of the Company, for more than five years.

     C. Randolph Sexton, 68, has served as a director of the Company since 1967. Mr. Sexton owns and manages citrus groves and a citrus packing plant in Vero Beach, Florida, which he has done for more than five years.

     Jay Shuster, 43, has served as President of the Company since October 1995 and Chief Operating Officer of the Company since June 1991. Mr. Shuster served as an Executive Vice President of the Company from June 1991 to October 1995. Mr. Shuster was elected a director of the Company in January 1992. From January 1989 until June 1991, Mr. Shuster was Executive Vice President and General Manager of the Company's Consumer Packaging Group. Mr. Shuster served as Executive Vice President and General Manager of the Company's Folding Carton Division from December 1986 until January 1989. Mr. Shuster joined the Company in May 1979.

RETIRING DIRECTOR

     Lawrence L. Gellerstedt, Jr., 72, served as a director of the Company during the Company's fiscal year ended September 30, 1997 ("fiscal 1997"). Mr. Gellerstedt also served as a member of the Company's Executive Committee. After many years of dedicated service to the Board of Directors of the Company, Mr. Gellerstedt will retire from the Board in accordance with the Company's mandatory retirement age of 72. Mr. Gellerstedt's retirement will be effective on the date of the Annual Meeting.

MEETINGS OF THE BOARD OF DIRECTORS

     During fiscal 1997 the Board of Directors of the Company held four regular meetings. All members of the Board (other than Mr. Gellerstedt) attended at least 75% of all meetings of the Board and the committees on which such director served in fiscal 1997.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has established an Executive Committee, an Audit Committee, a Compensation and Options Committee and a Nominating Committee.

     Executive Committee. Messrs. J. Hyatt Brown, Bradley Currey, Jr., Lawrence
L. Gellerstedt, Jr., John D. Hopkins and Jay Shuster are members of the Executive Committee, and Mr. J. Hyatt Brown is Chairman of the Committee. Lawrence L. Gellerstedt, Jr., a director of the Company whose term expires at the Annual Meeting, will cease to serve on the Executive Committee as of the Annual Meeting. The Executive Committee is authorized to exercise all the power and authority of the Board of Directors in the management of the business and affairs of the Company, provided that the Executive Committee does not have the power to (i) approve or propose to shareholders action that the Georgia Business Corporation Code requires to be approved by shareholders, (ii) fill vacancies on the Board of Directors or any of its committees, (iii) amend the Company's Articles of Incorporation pursuant to 14-2-1002 of the Georgia Business Corporation Code, (iv) adopt, amend or repeal the Company's Bylaws or (v) approve a plan of merger not requiring shareholder approval. The Committee does not hold regularly scheduled meetings but meets when necessary. This Committee held five meetings in fiscal 1997.

     Audit Committee. Dr. Stephen G. Anderson, Mr. Eugene U. Frey and Mr. John
W. Spiegel are members of the Audit Committee, and Mr. John W. Spiegel is Chairman of the Committee. None of the members of the Committee are employees of the Company. The Audit Committee is responsible for recommending independent auditors, reviewing with the independent auditors the scope and results of the audit engagement, monitoring the Company's financial policies and control procedures, and reviewing and monitoring the provision of non-audit services by the Company's auditors. The Audit Committee may exercise such additional authority as may be prescribed from time to time by resolution of the Board of Directors. This Committee held two meetings in fiscal 1997.

     Compensation and Options Committee. Mrs. Mary Louise Morris Brown, Messrs. James W. Johnson and John W. Spiegel are members of the Compensation and Options Committee, and Mr. James W. Johnson is Chairman of the Committee. The Compensation and Options Committee is responsible for establishing salaries, bonuses and other compensation for the Company's Chief Executive Officer and for administering the Company's stock option plans, employee stock purchase plan, key-employee incentive bonus plan and supplemental executive retirement plan. This Committee held two meetings in fiscal 1997.

     Nominating Committee. Messrs. Bradley Currey, Jr., J. Hyatt Brown, and C. Randolph Sexton are members of the Nominating Committee, and Mr. Bradley Currey, Jr. is Chairman of the Committee. The Nominating Committee reviews all persons recommended to serve on the Board of Directors and is responsible for recommending nominees for election as directors to the Board of Directors. The Nominating Committee will consider nominees recommended by shareholders of the Company provided that such nominations are made in accordance with the procedures set forth in the Bylaws of the Company. The procedure shareholders must follow in order to nominate an individual for election to the Board of Directors is set forth herein under "Other Matters -- Shareholder Nominations for Election of Directors." This Committee held no meetings in fiscal 1997.

COMPENSATION OF DIRECTORS

     Directors who are not employees of the Company receive an annual retainer fee of $12,000 and an attendance fee of $1,250 for each Board and committee meeting attended (excluding telephonic meetings), as well as reimbursement of all out-of-pocket expenses incurred in attending all such meetings. In addition, the Company pays the chairman of each committee of the Board an annual retainer fee of $2,500 provided such chairman is not an employee of the Company.

                      COMMON STOCK OWNERSHIP BY MANAGEMENT
                           AND PRINCIPAL SHAREHOLDERS

     The table below sets forth certain information regarding the beneficial ownership of each class of Common Stock as of December 12, 1997 by (i) each person who is known to the Company to be the beneficial owner of more than 5% of the outstanding Class A Common Stock or Class B Common Stock, (ii) each of the Named Executive Officers (as hereinafter defined), (iii) each of the directors and nominees for director of the Company and (iv) all directors and executive officers of the Company as a group. Under the rules of the Securities and Exchange Commission, a person is deemed to "beneficially own" securities if that person has or shares the power to vote or dispose, or to direct the vote or disposition, of such securities. The person is also deemed to beneficially own any securities of which that person has the right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to beneficially own the same securities and a person may be deemed to beneficially own securities as to which he or she has no pecuniary interest. Except as set forth below, the shareholders named below have sole voting and investment power with respect to all shares of Common Stock shown as being beneficially owned by them.

                                  BENEFICIAL OWNERSHIP OF       BENEFICIAL OWNERSHIP OF
                                  CLASS A COMMON STOCK(1)         CLASS B COMMON STOCK
                                 --------------------------     ------------------------    PERCENTAGE
                                   NUMBER         PERCENT         NUMBER       PERCENT     OF COMBINED
                                 OF SHARES      OF CLASS(2)     OF SHARES    OF CLASS(3)   VOTING POWER
                                 ----------     -----------     ----------   -----------   ------------
Bradley Currey, Jr.(4).........   3,490,619(5)     13.71%        2,766,182(6)    23.54%       20.25%
Jay Shuster....................     735,911(7)      3.14           603,441(8)     5.12         4.39
Edward E. Bowns................     289,509(9)      1.26           214,038(10)    1.81         1.57
David E. Dreibelbis............     267,981(11)     1.17           182,146(12)    1.55         1.36
David C. Nicholson.............     283,090(13)     1.23           180,295(14)    1.53         1.35
Stephen G. Anderson............     716,293(15)     3.12           307,150(16)    2.61         2.48
J. Hyatt Brown(17).............   3,505,411(18)    14.20         1,994,840(19)   16.98        15.31
Mary Louise Morris Brown(20)...   2,424,781(21)    10.07         1,398,402(22)   11.90        10.71
Robert B. Currey...............     142,164(23)        *            71,082(24)       *            *
Russell M. Currey..............   2,084,275(25)     8.41         2,040,825(26)   17.36        14.58
A.D. Frazier...................           0            *                 0           *            *
Eugene U. Frey.................      55,550(27)        *                 0           *            *
L.L. Gellerstedt III...........      52,800(28)        *            26,400(29)       *            *
John D. Hopkins................     887,330(30)     3.84           440,388(31)    3.75         3.46
James W. Johnson...............     152,532(32)        *            71,966(33)       *            *
C. Randolph Sexton.............     703,345(34)     3.04           430,688(35)    3.67         3.27
John W. Spiegel................      95,328(36)        *            47,094(37)       *            *
All directors and executive
  officers as a group (26
  persons).....................  13,690,382(38)    42.04         9,142,269(38)   75.97        66.75

---------------

   * Less than 1%.

 (1) Under the Company's Articles of Incorporation, shares of Class B Common Stock are convertible into shares of Class A Common Stock on a share-for-share basis at any time subject to compliance with certain first offer rights. As a result, in accordance with rules of the Securities and Exchange Commission, shares of Class A Common Stock shown as beneficially owned include shares of Class A Common Stock issuable upon conversion of Class B Common Stock beneficially owned by the persons listed in the table.

 (2) Based on an aggregate of 22,685,364 shares of Class A Common Stock issued and outstanding as of December 12, 1997 plus, for each individual, (i) the number of shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock beneficially owned by such individual, (ii) the number of shares of Class A Common Stock issuable upon exercise of outstanding stock options which are or will become exercisable prior to February 13, 1998 and (iii) the number of shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock issuable upon exercise of outstanding stock options which are or will become exercisable prior to February 13, 1998.

 (3) Based on an aggregate of 11,749,947 shares of Class B Common Stock issued and outstanding as of December 12, 1997 plus, for each individual, the number of shares of Class B Common Stock issuable upon exercise of outstanding stock options which are or will become exercisable prior to February 13, 1998.

 (4) Mr. Currey's address is P. O. Box 4098, Norcross, Georgia 30091.

 (5) Represents (i) 115,500 shares held by Mr. Currey as trustee for the benefit of Mrs. Mary Louise Morris Brown, (ii) 192,060 shares deemed beneficially owned by Mr. Currey as co-trustee with Mrs. Mary Louise Morris Brown and Mr. J. Hyatt Brown of two separate trusts for the benefit of Nancy Louise Brown Markham and Elizabeth Irene Brown Dixon, respectively (which shares are also shown as being beneficially owned by Mrs. Mary Louise Morris Brown and Mr. J. Hyatt Brown), (iii) 388,977 shares deemed beneficially owned by Mr. Currey as co-trustee with Messrs. J. Hyatt Brown and John D. Hopkins of a trust for the benefit of Mrs. Mary Louise Morris Brown (which shares are also shown as being beneficially owned by Messrs. J. Hyatt Brown and John
     D. Hopkins) and (iv) 2,766,182 shares issuable upon conversion of shares of Class B Common Stock beneficially owned by Mr. Currey.

 (6) Includes (i) 115,500 shares held by Mr. Currey as trustee for the benefit of Mary Louise Morris Brown, (ii) 118,077 shares beneficially owned by Mr. Currey's spouse, (iii) 1,254,000 shares beneficially owned by Currey Family Investments, L.P., for which Mr. Currey serves as general partner, (iv) 192,060 shares deemed beneficially owned by Mr. Currey as co-trustee with Mrs. Mary Louise Morris Brown and Mr. J. Hyatt Brown of two separate trusts for the benefit of Nancy Louise Brown Markham and Elizabeth Irene Brown Dixon, respectively (which shares are also shown as beneficially owned by Mrs. Mary Louise Morris Brown and Mr. J. Hyatt Brown) and (v) 380,424 shares deemed beneficially owned by Mr. Currey as co-trustee with Messrs.
     J. Hyatt Brown and John D. Hopkins of a trust for the benefit of Mrs. Mary Louise Morris Brown (which shares are also shown as being beneficially owned by Messrs. J. Hyatt Brown and John D. Hopkins).

 (7) Includes (i) 112,310 shares issuable upon exercise of stock options beneficially owned by Mr. Shuster, (ii) 566,072 shares issuable upon conversion of shares of Class B Common Stock beneficially owned by Mr. Shuster and (iii) 33,660 shares issuable upon conversion of shares of Class B Common Stock issuable upon exercise of stock options beneficially owned by Mr. Shuster.

 (8) Includes 21,450 shares held by Mr. Shuster's spouse as custodian for their children and 33,660 shares issuable upon exercise of stock options beneficially owned by Mr. Shuster.

 (9) Includes (i) 4,521 shares held in joint tenancy with Mr. Bowns' former spouse and Mr. Bowns' son, (ii) 70,950 shares issuable upon exercise of stock options beneficially owned by Mr. Bowns, (iii) 167,838 shares issuable upon conversion of shares of Class B Common Stock beneficially owned by Mr. Bowns and (iv) 46,200 shares issuable upon conversion of shares of Class B Common Stock issuable upon exercise of stock options beneficially owned by Mr. Bowns.

(10) Includes 4,521 shares held in joint tenancy with Mr. Bowns' former spouse and Mr. Bowns' son and 46,200 shares issuable upon exercise of stock options beneficially owned by Mr. Bowns.

(11) Includes (i) 84,315 shares issuable upon exercise of stock options beneficially owned by Mr. Dreibelbis, (ii) 146,506 shares issuable upon conversion of shares of Class B Common Stock beneficially owned by Mr. Dreibelbis and (iii) 35,640 shares issuable upon conversion of shares of Class B Common Stock issuable upon exercise of stock options beneficially owned by Mr. Dreibelbis.

(12) Includes 35,640 shares issuable upon exercise of stock options beneficially owned by Mr. Dreibelbis.

(13) Includes (i) 74,470 shares issuable upon exercise of stock options beneficially owned by Mr. Nicholson, (ii) 139,375 shares issuable upon conversion of shares of Class B Common Stock beneficially owned by Mr. Nicholson and (iii) 40,920 shares issuable upon conversion of shares of Class B Common Stock issuable upon exercise of stock options beneficially owned by Mr. Nicholson.

(14) Includes 40,920 shares issuable upon exercise of stock options beneficially owned by Mr. Nicholson.

(15) Includes 262,944 shares held by Dr. Anderson's spouse, and 143,998 and 163,152 shares issuable upon conversion of shares of Class B Common Stock beneficially owned by Dr. Anderson and Dr. Anderson's spouse, respectively.

(16) Includes 163,152 shares held by Dr. Anderson's spouse.

(17) Mr. Brown's address is P. O. Drawer 2412, Daytona Beach, Florida 32115. Mr. Brown serves as Chairman and Chief Executive Officer of Poe & Brown, Inc., which together with its predecessor has provided certain insurance services to the Company. See "Certain Transactions -- Transactions Involving Directors."

(18) Represents (i) 716,100 shares held in joint tenancy with Mr. Brown's spouse, (ii) 192,060 shares deemed beneficially owned by Mr. Brown as co-trustee with Mr. Bradley Currey, Jr. and Mrs. Mary Louise Morris Brown of two separate trusts for the benefit of Nancy Louise Brown Markham and Elizabeth Irene Dixon Brown, respectively (which shares are also shown as being beneficially owned by Mr. Bradley Currey, Jr. and Mrs. Mary Louise Morris Brown), (iii) 388,977 shares deemed beneficially owned by Mr. Brown as co-trustee with Messrs. Bradley Currey, Jr. and John D. Hopkins of a trust for the benefit of Mrs. Mary Louise Morris Brown (which shares are also shown as being beneficially owned by Messrs. Bradley Currey, Jr. and John D. Hopkins), (iv) 197,485 shares held indirectly by Poe & Brown, Inc., of which Mr. Brown serves as Chairman and Chief Executive Officer, (v) 15,948 shares held by members of Mr. Brown's immediate family and (vi) 1,994,840 shares issuable upon conversion of shares of Class B Common Stock beneficially owned by Mr. Brown.

(19) Represents (i) 1,046,100 shares held in joint tenancy with Mr. Brown's spouse, (ii) 192,060 shares deemed beneficially owned by Mr. Brown as co-trustee with Mr. Bradley Currey, Jr. and Mrs. Mary Louise Morris Brown of two separate trusts for the benefit of Nancy Louise Brown Markham and Elizabeth Irene Brown Dixon, respectively (which shares are also shown as being beneficially owned by Mr. Bradley Currey, Jr. and Mrs. Mary Louise Morris Brown), (iii) 380,424 shares deemed beneficially owned by Mr. Brown as co-trustee with Messrs. Bradley Currey, Jr. and John D. Hopkins of a trust for the benefit of Mrs. Mary Louise Morris Brown (which shares are also shown as being beneficially owned by Messrs. Bradley Currey, Jr. and John D. Hopkins), (iv) 362,485 shares held indirectly by Poe & Brown, Inc., of which Mr. Brown serves as Chairman and Chief Executive Officer and (v) 13,770 shares held by members of Mr. Brown's immediate family.

(20) Mrs. Brown's address is P. O. Box 4098, Norcross, Georgia 30091.

(21) Represents (i) 834,319 shares held by the estate of Worley Brown (ii) 192,060 shares deemed beneficially owned by Mrs. Brown as co-trustee with Messrs. Bradley Currey, Jr. and J. Hyatt Brown of two separate trusts for the benefit of Nancy Louise Brown Markham and Elizabeth Irene Brown Dixon, respectively (which shares are also shown as being beneficially owned by Messrs. Bradley Currey, Jr. and J. Hyatt Brown) (iii) 1,398,402 shares issuable upon conversion of shares of Class B Common Stock beneficially owned by Mrs. Brown.

(22) Includes (i) 1,039,727 shares held by the estate of Worley Brown and (ii) 192,060 shares deemed beneficially owned by Mrs. Brown as co-trustee with Messrs. Bradley Currey, Jr. and J. Hyatt Brown of two separate trusts for the benefit of Nancy Louise Brown Markham and Elizabeth Irene Brown Dixon, respectively (which shares are also shown as being beneficially owned by Messrs. Bradley Currey, Jr. and J. Hyatt Brown).

(23) Represents (i) 69,841 shares held in joint tenancy with Mr. Currey's spouse, (ii) 1,240 shares held by Mr. Currey's children and (iii) 71,082 shares issuable upon conversion of shares of Class B Common Stock beneficially owned by Mr. Currey.

(24) Represents shares held in joint tenancy with Mr. Currey's spouse.

(25) Represents (i) 43,450 shares issuable upon exercise of stock options beneficially owned by Mr. Currey, (ii) 2,034,225 shares issuable upon conversion of shares of Class B Common Stock beneficially owned by Mr. Currey and (iii) 6,600 shares issuable upon conversion of shares of Class B Common Stock issuable upon exercise of stock options beneficially owned by Mr. Currey.

(26) Includes (i) 658,759 shares deemed beneficially owned by Mr. Currey as trustee of two trusts for the benefit of Mr. Bradley Currey, Jr. and his spouse, (ii) 2,468 shares held by Mr. Currey's spouse, (iii) 6,600 shares issuable upon exercise of stock options beneficially owned by Mr. Currey and

     (iv) 1,254,000 shares beneficially owned by Currey Family Investments, L.P., with respect to which Mr. Currey serves as general partner.

(27) Includes 550 shares held in joint tenancy with Mr. Frey's spouse.

(28) Includes 26,400 shares held by Beers Construction Company, of which Mr. Gellerstedt serves as Chairman of the Board, and 26,400 shares issuable upon conversion of shares of Class B Common Stock beneficially owned by Mr. Gellerstedt.

(29) Includes 26,400 shares held by Beers Construction Company, of which Mr. Gellerstedt serves as Chairman of the Board.

(30) Includes (i) 388,977 shares deemed beneficially owned by Mr. Hopkins as co-trustee with Messrs. Bradley Currey, Jr. and J. Hyatt Brown of a trust for the benefit of Mary Louise Morris Brown (which shares are also shown as being beneficially owned by Messrs. Bradley Currey, Jr. and J. Hyatt Brown) and (ii) 440,388 shares issuable upon conversion of shares of Class B Common Stock beneficially owned by Mr. Hopkins.

(31) Includes 380,424 shares deemed beneficially owned by Mr. Hopkins as co-trustee with Messrs. Bradley Currey, Jr. and J. Hyatt Brown of a trust for the benefit of Mary Louise Morris Brown (which shares are also shown as being beneficially owned by Messrs. Bradley Currey, Jr. and J. Hyatt Brown).

(32) Includes (i) 16,209 shares held by Mr. Johnson's spouse, (ii) 8,600 shares deemed beneficially owned by Mr. Johnson as trustee of a trust for the benefit of the McCranie Companies Profit Sharing Plan and (iii) 71,966 shares issuable upon conversion of shares of Class B Common Stock beneficially owned by Mr. Johnson.

(33) Includes 16,209 shares held by Mr. Johnson's spouse.

(34) Includes 19,800 shares held by Mr. Sexton as custodian for his grandchildren and 430,668 shares issuable upon conversion of shares of Class B Common Stock beneficially owned by Mr. Sexton.

(35) Includes 24,800 shares held by Mr. Sexton as custodian for his grandchildren.

(36) Includes 47,094 shares held in joint tenancy with Mr. Spiegel's spouse and 47,094 shares issuable upon conversion of shares of Class B Common Stock beneficially owned by Mr. Spiegel.

(37) Represents shares held in joint tenancy with Mr. Spiegel's spouse.

(38) Represents (i) 3,813,038 shares beneficially owned by such directors and executive officers, (ii) 735,075 shares issuable upon exercise of stock options beneficially owned by such directors and executive officers, (iii) 8,857,549 shares issuable upon conversion of shares of Class B Common Stock beneficially owned by such directors and executive officers and (iv) 284,719 shares issuable upon conversion of shares of Class B Common Stock issuable upon exercise of stock options beneficially owned by such directors and executive officers.

(39) Represents 8,857,549 shares beneficially owned by such directors and executive officers and 284,719 shares issuable upon exercise of stock options beneficially owned by such directors and executive officers.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The table below sets forth certain information relating to the compensation earned during fiscal 1997, the fiscal year ended September 30, 1996 ("fiscal 1996") and the fiscal year ended September 30, 1995 ("fiscal 1995") by the Company's Chief Executive Officer and its four other most highly compensated executive officers (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                             LONG
                                                                             TERM
                                            ANNUAL COMPENSATION(1)       COMPENSATION
                                         -----------------------------   ------------
                                                                            AWARDS
                                                                         ------------
                                                                          SECURITIES
                                                                          UNDERLYING     ALL OTHER
                                         FISCAL                          OPTIONS/SARS   COMPENSATION
      NAME AND PRINCIPAL POSITION         YEAR    SALARY($)   BONUS($)       (#)           ($)(2)
      ---------------------------        ------   ---------   --------   ------------   ------------
Bradley Currey, Jr.....................   1997    $700,000    $ 91,000      50,000         $7,530
  Chairman and Chief                      1996    $650,000    $234,000          --         $7,543
  Executive Officer                       1995    $600,000    $240,000          --         $2,136
Jay Shuster............................   1997    $415,000    $ 53,950      39,000         $2,696
  President                               1996    $375,000    $135,000      30,800         $2,708
  and Chief Operating Officer             1995    $335,000    $134,000      30,000         $2,136
David E. Dreibelbis....................   1997    $270,000    $ 35,100      24,000         $3,213
  Executive Vice President                1996    $240,000    $ 86,400      17,600         $3,226
  and General Manager of                  1995    $210,000    $ 84,000      19,000         $2,126
  the Mill Group
Edward E. Bowns........................   1997    $252,000    $ 32,760      23,000         $4,962
  Executive Vice President                1996    $235,000    $ 84,600      13,200         $4,974
  and General Manager of                  1995    $223,000    $ 89,200      10,000         $2,136
  the Industrial Products Group
David C. Nicholson.....................   1997    $222,000    $ 28,860      20,000         $2,809
  Senior Vice President, Chief            1996    $210,000    $ 75,600       9,900         $2,821
  Financial Officer and Secretary         1995    $200,000    $ 80,000      12,000         $2,136

---------------

(1) The aggregate amount of perquisites and other personal benefits, if any, did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for each Named Executive Officer and has therefore been omitted.

(2) Amounts shown reflect life insurance premiums paid by the Company.

OPTION GRANTS TABLE

     The table below sets forth certain information relating to the options granted during fiscal 1997 to each Named Executive Officer. The Company's stock option plans do not authorize the grant of stock appreciation rights.

                    OPTION/SAR GRANTS IN LAST FISCAL YEAR(1)

                                 INDIVIDUAL GRANTS                                        POTENTIAL REALIZABLE
                            ---------------------------            OPTION TERM              VALUE AT ASSUMED
                                            PERCENT OF    -----------------------------      ANNUAL RATES OF
                             NUMBER OF        TOTAL                                            STOCK PRICE
                             SECURITIES    OPTIONS/SARS                                     APPRECIATION FOR
                             UNDERLYING     GRANTED TO    EXERCISE OR BASE                     OPTION TERM
                            OPTIONS/SARS   EMPLOYEES IN   PRICE PER SHARE    EXPIRATION   ---------------------
           NAME              GRANTED(2)    FISCAL YEAR       ($/SH)(3)          DATE       5% ($)     10% ($)
           ----             ------------   ------------   ----------------   ----------   --------   ----------
Bradley Currey, Jr........     50,000          10.6%          20.3125         9/21/07      638,721    1,618,645
Jay Shuster...............     39,000           8.3%          20.3125         9/21/07      498,202    1,262,543
Edward E. Bowns...........     23,000           4.9%          20.3125         9/21/07      293,812      744,577
David E. Dreibelbis.......     24,000           5.1%          20.3125         9/21/07      306,586      776,949
David C. Nicholson........     20,000           4.3%          20.3125         9/21/07      255,488      647,458

---------------

(1) All options granted are options to purchase Class A Common Stock and vest in increments equal to 50% of the aggregate number of options granted to the Named Executive Officer on each of September 22, 1999 and September 22, 2000. The option price is payable in cash or shares of Class A Common Stock that have been held for at least six months and have an aggregate fair market value at least equal to the aggregate option exercise price.

(2) Does not include options granted on October 4, 1996 in respect of fiscal
    1996.

(3) The option exercise price with respect to such options is equal to the closing price per share of Class A Common Stock on September 22, 1997 as reported on the New York Stock Exchange.

AGGREGATED OPTIONS TABLE

     The table below sets forth certain information with respect to options exercised during fiscal 1997 and options held at the end of fiscal 1997 by each Named Executive Officer.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                    FISCAL YEAR-END OPTION/SAR VALUES TABLE

                                                         NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                                        UNDERLYING UNEXERCISED              IN-THE-MONEY
                                                           OPTIONS/SARS AT                 OPTIONS/SARS AT
                         SHARES                            FISCAL YEAR-END              FISCAL YEAR-END($)(2)
                       ACQUIRED ON      VALUE       ------------------------------   ---------------------------
        NAME            EXERCISE     REALIZED ($)   EXERCISABLE   UNEXERCISABLE(1)   EXERCISABLE   UNEXERCISABLE
        ----           -----------   ------------   -----------   ----------------   -----------   -------------
Bradley Currey,
  Jr.................         0              0              0           50,000               --             0
Jay Shuster..........    11,000        167,101        154,330(3)        62,650        1,410,511        62,272
Edward E. Bowns......         0              0        117,150(4)        32,350        1,640,478        23,166
David E.
  Dreibelbis.........    19,800        232,350        119,955(5)        38,025        1,262,933        37,873
David C. Nicholson...         0              0        115,390(6)        28,250        1,380,796        22,922

---------------

(1) All unexercisable options are options to purchase Class A Common Stock.

(2) Represents the difference between (i) the fair market value of the shares of Common Stock underlying the options held by each officer based on the last reported closing price per share of Class A Common Stock of $19.9375 on September 30, 1997 as reported on the New York Stock Exchange and (ii) the aggregate exercise price of such options.

(3) Represents options to purchase 120,670 shares of Class A Common Stock and 33,660 shares of Class B Common Stock.

(4) Represents options to purchase 70,950 shares of Class A Common Stock and 46,200 shares of Class B Common Stock.

(5) Represents options to purchase 84,315 shares of Class A Common Stock and 35,640 shares of Class B Common Stock.

(6) Represents options to purchase 74,470 shares of Class A Common Stock and 40,920 shares of Class B Common Stock.

PENSION PLAN TABLE

     The table below sets forth certain information with respect to pension benefits payable upon retirement to certain eligible employees of the Company based on the formula in effect on December 31, 1997.

                               PENSION PLAN TABLE

                                               ESTIMATED ANNUAL RETIREMENT BENEFITS
                                              BASED UPON INDICATED YEARS OF SERVICE
        DECEMBER 31, 1997          ------------------------------------------------------------
      FORMULA RENUMERATION           10        15        20         25         30         35
---------------------------------  -------   -------   -------   --------   --------   --------
$125,000.........................  $21,800   $32,700   $43,600   $ 54,500   $ 54,500   $ 54,500
 150,000.........................   26,800    40,200    53,600     67,000     67,000     67,000
 175,000.........................   31,800    47,700    63,600     79,500     79,500     79,500
 200,000.........................   36,800    55,200    73,600     92,000     92,000     92,000
 225,000.........................   41,800    62,700    83,600    104,500    104,500    104,500
 250,000.........................   46,800    70,200    93,600    117,000    117,000    117,000
 275,000.........................   46,800    70,200    93,600    117,000    117,000    117,000
 300,000.........................   46,800    70,200    93,600    117,000    117,000    117,000

     This table sets forth the annual retirement benefits payable under the Rock-Tenn Company Pension Plan as in effect on December 31, 1997 (the "Pension Plan," as described below) and the Supplemental Executive Retirement Plan (the "SERP," as described below) upon retirement at normal retirement age.

     Only covered employees are eligible to participate in the Pension Plan. A "covered employee" is an employee of the Company or one of its participating subsidiaries who is not (i) a leased employee, (ii) eligible to participate in any other pension plan by reason of his status as a truck driver or weekly, hourly or piecework employee, or (iii) a member of a collective bargaining unit that has not reached an agreement with the Company to participate in the Plan. A covered employee is eligible to begin to participate in the Pension Plan upon completion of 12 months of service that begins on such employee's date of employment (as defined in the Plan) and includes 1,000 "hours of service" (as defined in the Plan) and upon reaching age 21.

     The Pension Plan provides benefits based upon a participant's benefit service, the participant's "average compensation" for any five years during the last ten years and the participant's Social Security benefit. These benefits ordinarily are payable at a participant's normal retirement age (as defined in the Pension Plan) as a single life annuity and currently are determined under a four part formula set forth in the Pension Plan. The participant's benefit is the greatest of the benefits determined under Part A, B, C or D of the four part formula. Part A equals the product of (i) 50% of the participant's average compensation minus 50% of his Social Security benefit and (ii) a fraction, the numerator of which is the participant's total number of years and fractional years of benefit service and the denominator of which is 25. Part B equals three-fourths of one percent of the participant's average compensation multiplied by his total years and fractional years of benefit service. Part C equals $12 multiplied by the participant's total number of years and fractional years of benefit service. Part D equals the participant's accrued benefit as of September 30, 1985 under one of the predecessor plans.

     Under the Pension Plan, "compensation" includes all compensation paid to participants and shown as wages on Form W-2, except that for salaried employees, compensation includes only base pay and does not include any bonuses, overtime, commissions, reimbursed expenses of any kind, severance pay, payments in lieu of vacation, payments for group insurance, payments under the Pension Plan or any other employee benefit plan or any payments made upon the surrender of a stock option. No employee's compensation for purposes of the Pension Plan has included amounts in excess of the limit (the "Code Limit") imposed by the Internal Revenue Code of 1986, as amended (the "Code") and as adjusted for inflation by the Secretary of the Treasury. For fiscal 1995 and 1996, the Code Limit was $150,000 and for fiscal 1997, the Code Limit was $160,000.

     "Average compensation" means the participant's highest average monthly compensation for any full five calendar years (or, if less than five, the number of calendar years actually worked) during the last ten years prior to retirement. "Benefit service" is the full years and completed calendar months of employment which the participant actually completes as a covered employee receiving compensation from the Company or a participating subsidiary in the period which generally begins on the participant's date of employment.

     An employee's right to benefits under the Pension Plan is vested after five years of service (as defined in the Pension Plan) or at normal retirement age, whichever is earlier. The Plan is a defined benefit plan qualified under the Code and, as such, is subject to certain limits on the amount of benefits which may be paid under it.

     For fiscal 1997, $250,000, $250,000, $250,000, $250,000, and $222,000 of
the compensation paid to Messrs. Currey, Shuster, Bowns, Dreibelbis and Nicholson, respectively, was compensation for purposes of the Pension Plan and the SERP. As of September 30, 1997, Messrs. Currey, Shuster, Bowns, Dreibelbis and Nicholson had approximately 21, 18, 17, 23 and 14 years of benefit service as defined under the Pension Plan, respectively. The table set forth above displays the approximate annual retirement benefits payable under the Plan as a life annuity, based on various levels of average compensation and years of service (using a "normal retirement date" (as defined in the Plan) of the later of (i) the date he reaches age 65 or (ii) the earlier of (a) the fifth anniversary of the date he commences participation in this Plan or (b) the first day of the calendar month which follows the date on which he reaches age 70). These amounts are calculated using the current formula under the Plan. In addition, the amounts shown in the table have been calculated without regard to current limitations on compensation and benefits.

     Plan benefits shown in the table set forth above are offset by 2% of primary Social Security benefits for each year of plan participation up to 25 years. Benefits under the plan formula are subject to all the limitations under the Code.

     The SERP is designed to supplement a participant's benefit under the Pension Plan and is paid in the same form and at the same time as a participant's benefit is paid under the Pension Plan. The supplement is designed to make up for the loss in benefits the participant will receive under the Pension Plan due to the reduction in the Code Limit from $235,840 to $150,000 in 1994, indexed thereafter. The Compensation Committee of the Board of Directors determines who will participate in the SERP. Currently, there are 17 participants in the SERP.

     The Pension Plan has been amended effective as of January 1, 1998 to add a new benefit formula. The new benefit formula equals 1.2% of a participant's base salary for each calendar year after 1997 plus .5% of the participant's base salary in excess of 50% of the social security wage base for each such calendar year (as such base is announced by the Internal Revenue Service). The amendment to the Pension Plan also freezes the benefit accrued under the old four part benefit formula for all participants (except the "grandfathered participants") as of December 31, 1997 so that all participants (except the "grandfathered participants") will receive a benefit at retirement equal to the sum of their benefit accrued as of December 31, 1997 under the old four part benefit formula and their benefit accrued under the new benefit formula. A "grandfathered participant" is a participant who has reached at least age 55 and completed at least 10 years of service as of January 1, 1998. A grandfathered participant will receive a benefit at retirement based either completely on the old four part benefit formula or on the same combination of the old four part benefit formula and the new benefit formula as all other participants, whichever results in the greater benefit for the grandfathered participant.

                              CERTAIN TRANSACTIONS

     John W. Spiegel, a director of the Company, is an officer of SunTrust Banks, Inc. J. Hyatt Brown, a director of the Company, is also a director of SunTrust Banks, Inc. During fiscal 1997, the Company maintained a syndicated credit facility pursuant to a loan agreement under which SunTrust Bank, Atlanta, a wholly owned subsidiary of SunTrust Banks, Inc., serves as agent. Under the loan agreement, the Company has aggregate borrowing availability of $450,000,000. As of September 30, 1997, the Company had outstanding borrowings of $386,000,000 under such loan agreement and during fiscal 1997 the Company paid $14,275,927 in interest under such loan agreement. The Company also paid $745,538 in facility fees relating to this facility during fiscal 1997. In addition, the Company and SunTrust Banks, Inc. are parties to a master letter of credit agreement relating to industrial revenue bonds issued in connection with certain of the Company's manufacturing facilities. SunTrust Banks, Inc. has performed other banking services for the Company over the past fiscal year. Aggregate payments by the Company to SunTrust Banks, Inc. for such services did not exceed 5% of the Company's net sales or SunTrust Banks' gross revenues in fiscal 1997.

     J. Hyatt Brown, a director of the Company, is President and a shareholder of Poe & Brown, Inc. During fiscal 1997, Poe & Brown, Inc. performed insurance services for the Company, and the Company paid Poe & Brown, Inc. an aggregate of $3,830,892 in respect of such services.

     Robert B. Currey, a director of the Company, is Chief Executive Officer of Currey & Company, Inc., which purchased corrugated boxes from the Company in fiscal 1997 for an aggregate of $275,975.

     Lawrence L. Gellerstedt, III, a nominee for director of the Company, is President and Chief Executive Officer of Beers Construction Company. During fiscal 1997, the Company paid Beers Construction Company an aggregate of $5,335,386 in exchange for services relating to the construction of a new facility for the Company at its Norcross, Georgia office.

     David C. Nicholson is Senior Vice President, Chief Financial Officer and Secretary of the Company. Mr. Nicholson's father-in-law is President, and his brother-in-law is Vice President of Administration, of Carithers-Wallace-Courtenay, a furniture company from which the Company has purchased furniture. During fiscal 1997, the Company purchased furniture aggregating $343,028 from Carithers-Wallace-Courtenay.

     On January 21, 1997, the Company acquired all of the outstanding capital stock of the parent of Waldorf Corporation ("Waldorf") for approximately $239,000,000 in cash. Mr. Eugene U. Frey, a director of the Company, together with members of his immediate family, received in connection with the acquisition approximately $206,600,000 in exchange for shares of capital stock of the parent of Waldorf beneficially owned by them. In addition, in connection with the Waldorf acquisition, Mr. Frey entered into a Consulting Agreement dated January 21, 1997 with the Company, pursuant to which the Company agreed to pay Mr. Frey, until January 21, 2000, a consulting fee of $264,000 per year in equal monthly installments in exchange for various consulting services. During fiscal 1997, the Company paid Mr. Frey an aggregate of $176,000 under the Consulting Agreement.

                        REPORT ON EXECUTIVE COMPENSATION

     The Compensation and Options Committee of the Board of Directors (the "Compensation Committee") during fiscal 1997 consisted of Mrs. Mary Louise Morris Brown and Messrs. James W. Johnson and John W. Spiegel. During fiscal 1997, the Compensation Committee was responsible for (i) establishing the compensation of the Company's Chief Executive Officer and (ii) administering the Company's stock option plans, employee stock purchase plan, key employee incentive bonus plan and supplemental executive retirement plan. Mr. Currey, the Company's Chief Executive Officer, was responsible for establishing the compensation for all of the other executive officers of the Company. The Compensation Committee has reviewed the applicability of Section 162(m) of the Internal Revenue Code of 1986, as amended by the Omnibus Budget Reconciliation Act of 1993. Section 162(m) may in certain circumstances deny a federal income tax deduction for compensation to an executive officer in excess of $1 million per year. It is not currently anticipated that compensation subject to this threshold to be paid to any executive officer of the Company during fiscal year ending September 30, 1998 ("fiscal 1998") will exceed $1 million.

     Compensation Policy. The Company's executive compensation policy is designed to attract, retain and motivate executive officers to maximize the Company's performance and shareholder value by:

     - providing base salaries that are market-competitive;

     - rewarding the achievement of the Company's business plan goals and earnings objectives; and

     - creating stock ownership opportunities to align the interests of executive officers with those of shareholders.

     In light of the Company's compensation policy, the components of its executive compensation program for fiscal 1997 included base salaries, cash bonuses and stock options. The Company retained an independent compensation consulting firm to assist it in analyzing its executive compensation program for fiscal 1997. The consulting firm recommended that the Company continue its policy, initiated in fiscal 1995, of providing a significant percentage of certain executive officers' total compensation based on the Company's performance. In addition, the consultant provided the Compensation Committee an analysis of senior executive compensation for a peer group of the Company. This peer group was determined by searching for comparable companies using Rock-Tenn's primary SIC code (2631 -- Paperboard mills). The Compensation Committee considered these recommendations and the peer group analysis in establishing the base salary and cash bonus for the Chief Executive Officer, and Mr. Currey considered them in establishing the base salary and cash bonuses for the other executive officers.

     Base Salary. Each executive officer's base salary, including the Chief Executive Officer's base salary, is determined based upon a number of factors including the executive officer's responsibilities, contribution to the achievement of the Company's business plan goals, demonstrated leadership skills and overall effectiveness, and length of service. Base salaries are also designed to be competitive with those offered in the various markets in which the Company competes for executive talent and are analyzed with a view towards desired base salary levels over a three-year to five-year time period. Each executive officer's salary is reviewed annually and although these and other factors are considered in setting base salaries, no specific weight is given to any one factor. During fiscal 1997, the base salary of each Named Executive Officer other than the Chief Executive Officer was increased by approximately 5.7% to 12.5% over each such executive officer's fiscal 1996 base salary. Mr. Currey's base salary was increased by approximately 7.7% during fiscal 1997 over his fiscal 1996 base salary.

     Cash Bonuses. Each executive officer, including the Chief Executive Officer, is eligible to receive an annual cash bonus. The Company's cash bonus program is designed to motivate key managers and sales people as well as executive officers and reward the achievement of specific business plan goals. Under the Company's bonus plan, in fiscal 1997, certain executive officers were eligible to earn a cash bonus in an amount up to 40% of their respective base salaries to the extent the Company achieved certain financial objectives established by the Compensation Committee. During fiscal 1997, under this plan, the Named Executive Officers, including the Chief Executive Officer, earned bonuses equal to 13% of their respective base salaries.

     Stock Options. The grant of stock options is designed to align the interests of executive officers with those of shareholders in the Company's long-term performance. Stock options granted have exercise prices equal to the fair market value of the underlying shares on the date of grant so that compensation is earned only through long-term appreciation in the fair market value of the underlying shares. Stock options are generally granted on an annual basis if warranted by the Company's growth and profitability and individual grants are based on, among other things, the executive officer's responsibilities and individual performance. To encourage an executive officer's long-term performance, commencing with grants in fiscal 1994, stock options generally vest over three years and terminate ten years after the date of grant. The creation of opportunities to own stock is considered the most significant component in an executive officer's compensation package. On September 22, 1997, the Named Executive Officers received stock option grants in respect of fiscal 1997 ranging from options to purchase 20,000 to 50,000 shares.

                                            Mary Louise Morris Brown
                                            Bradley Currey, Jr.
                                            James W. Johnson
                                            John. W. Spiegel

     THE FOREGOING REPORT SHOULD NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES EXCHANGE ACT OF 1934 (TOGETHER, THE "ACTS"), EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal 1997, Mrs. Mary Louise Morris Brown and Messrs. James W. Johnson and John W. Spiegel served as members of the Compensation Committee.

     John W. Spiegel is an officer of SunTrust Banks, Inc. During fiscal 1997, the Company maintained a syndicated credit facility pursuant to a loan agreement under which SunTrust Bank, Atlanta, a wholly owned subsidiary of SunTrust Banks, Inc., serves as agent. Under the loan agreement, the Company has aggregate borrowing availability of $450,000,000. As of September 30, 1997, the Company had outstanding borrowings of $386,000,000 under such loan agreement and during fiscal 1997 the Company paid $14,275,927 in interest under such loan agreement. The Company also paid $745,538 in facility fees relating to this facility during fiscal 1997. In addition, the Company and SunTrust Banks, Inc. are parties to a master letter of credit agreement relating to industrial revenue bonds issued in connection with certain of the Company's manufacturing facilities. SunTrust Banks, Inc. has performed other banking services for the Company over the past fiscal year. Aggregate payments by the Company to SunTrust Banks, Inc. for such services did not exceed 5% of the Company's net sales or SunTrust Banks' gross revenues in fiscal 1997.

                         STOCK PRICE PERFORMANCE GRAPH

     The graph below reflects cumulative shareholder return (assuming the reinvestment of dividends) on the Company's Class A Common Stock compared to the return on the S&P 500 Index and the S&P Paper & Forest Products Index. Trading in the Company's Class A Common Stock commenced on March 2, 1994 in connection with the Company's initial public offering. The graph reflects the investment of $100 on March 2, 1994 in the Company's Class A Common Stock, the S&P 500 Index and the S&P Paper & Forest Products Index and the reinvestment of dividends.

        Measurement Period
      (Fiscal Year Covered)                RKT              S&P 500        S&P Paper Index
Mar. 2, 1994                                   100.00             100.00             100.00
Sept. 30, 1994                                 105.25              99.54             103.58
Sept. 30, 1995                                 108.67             125.73             113.78
Sept. 30, 1996                                 127.90             147.87             114.57
Sept. 30, 1997                                 140.96             203.80             148.52

     THE STOCK PRICE PERFORMANCE GRAPH SHALL NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE ACTS EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

              APPROVAL OF AMENDED AND RESTATED STOCK PURCHASE PLAN
                                    (ITEM 2)

     The Board has approved and recommends to the shareholders that they approve a proposal to amend and restate the Company's 1993 Employee Stock Purchase Plan (the "Existing Plan" and, as amended and restated, the "Amended and Restated Plan") to increase by 660,000 the number of shares of Class A Common Stock available for grant under the Existing Plan such that the total number of shares of Class A Common Stock available for grant under the Amended and Restated Plan is 1,320,000. In the event that the adoption of the Amended and Restated Plan is approved, 811,955 shares of Class A Common Stock would remain available for issuance under the Amended and Restated Plan.

     The Board has determined that the adoption of the Amended and Restated Plan is in the best interests of the Company and its shareholders. The Amended and Restated Plan would provide additional shares for sale to employees of the Company. The Board believes that issuance of Class A Common Stock at a discount is an effective method to attract and retain employees and that the availability of shares for future issuance under the Plan is important to the Company's business prospects and operations.

PLAN DESCRIPTION

     The following description of the Amended and Restated Plan is a summary and is qualified in its entirety by reference to the text of the Amended and Restated Plan.

     The Amended and Restated Plan permits employees to purchase Class A Common Stock at a discount to its market price. An aggregate of 811,955 shares of Class A Common Stock will be available on January 1, 1998 for purchase under the Amended and Restated Plan by eligible employees of the Company through payroll deductions over successive 3-month purchase periods, 151,955 of which will be attributable to the Existing Plan as in effect on December 1, 1997. To participate in the Amended and Restated Plan, an employee generally must have been employed by the Company for at least two years and, generally, must be a regular, full-time employee (as defined in the Amended and Restated Plan). As of December 12, 1997, there were approximately 6,785 employees who would be eligible to participate in the Amended and Restated Plan.

     Prior to each 3-month purchase period, participating employees will be able to authorize the Company to withhold up to $5,312.50 of their compensation (or such lesser amount determined by the Compensation Committee) during the succeeding purchase period for purposes of purchasing shares of Class A Common Stock under the Amended and Restated Plan. At the end of each 3-month purchase period, such withheld compensation, if not previously withdrawn by the participating employee, will be used to purchase from the Company the number of newly issued shares of Class A Common Stock resulting from dividing the amount of compensation initially elected to be withheld by 85% of the closing price per share of Class A Common Stock on the New York Stock Exchange on the first day of the 3-month purchase period. The purchase price of such shares shall be equal to the lesser of 85% of the average of the high and low sales price of Class A Common Stock on the first or last day of the 3-month purchase period. An employee will be able to terminate his or her participation at any time before the last day of each purchase period and would thereupon receive the full balance of his or her withheld compensation in cash without interest. An employee will be able also to reduce the number of shares he or she would otherwise be entitled to purchase and receive a refund in cash of the balance of his or her withheld compensation remaining after such partial purchase.

     The Amended and Restated Plan will be administered by the Compensation Committee of the Board of Directors and will be intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Code. While the Code requires that the Company offer the opportunity to participate in the Amended and Restated Plan to all employees of a subsidiary of the Company who meet the requirements to participate if the Company offers that opportunity to any such employees of the subsidiary, the Company has been advised that, under applicable labor laws, the Company cannot offer the opportunity to participate to employees of a subsidiary who are represented by a union unless the union agrees that the Company can make such offer to employees who are represented by the union. As a result of this interaction between the tax laws and the labor laws, the Company will be unable to offer the opportunity to participate in the Amended and Restated Plan to any employee of a subsidiary until each union which represents employees of that subsidiary either agrees that the Company can make such offer to the employees represented by the union or rejects the opportunity for such employees to participate in such plan.

     The Amended and Restated Plan may be amended from time to time by the Compensation Committee, subject to the approval of the shareholders of the Company to the extent required by Section 423 under the Code or by Rule 16b-3 under the 1934 Act. No provision of the Amended and Restated Plan may be amended more than once every six months if such amendment would result in the loss of an exemption under Section 16(b) of the 1934 Act.

ESTIMATE OF BENEFITS

     The number of shares that will be purchased under the Amended and Restated Plan by the Chief Executive Officer and the other executive officers of the Company at future dates is not currently determinable.

     The following table sets forth the shares purchased under the Existing Plan by the Named Executive Officers and by the executive officers and other employees eligible to participate in the Existing Plan as a group during fiscal 1997.

                                                            NUMBER OF SHARES    DOLLAR VALUE OF
                                                              PURCHASED IN        BENEFITS IN
                    NAME AND POSITION                          FISCAL 1997      FISCAL 1997(1)
                    -----------------                       -----------------   ---------------
Bradley Currey, Jr. ......................................             0           $      0
  Chairman of the Board and Chief Executive Officer
Jay Shuster...............................................             0           $      0
  President and Chief Operating Officer
David E. Dreibelbis.......................................           525           $  1,657
  Executive Vice President and General Manager of the Mill
     Group
Edward E. Bowns...........................................             0           $      0
  Executive Vice President and General Manager of the
     Industrial Products Group
David C. Nicholson........................................             0           $      0
  Senior Vice President, Chief Financial Officer and
     Secretary
Executive officers as a group.............................         8,608           $ 27,222
Current directors who are not executive officers as a
  group...................................................             0           $      0
All employees, including all current officers who are not
  executive officers, as a group..........................       195,627           $639,367

---------------

(1) Represents (i) the difference between the purchase price per share of Class A Common Stock under the Existing Plan and the market price per share of Class A Common Stock on the date of purchase multiplied by (ii) the number of shares purchased on such date.

FEDERAL INCOME TAX CONSEQUENCES

     The following discussion outlines generally the federal income tax consequences of participation under the Amended and Restated Plan. Individual circumstances may vary these results. The federal income tax law and regulations are frequently amended, and each participant should rely on his or her own tax counsel for advice regarding federal income tax treatment under the Amended and Restated Plan.

     The amounts withheld from a participant's pay under the Amended and Restated Plan will be taxable income to such participant and must be included in gross income for federal income tax purposes in the year in which such amounts otherwise would have been received.

     A participant will not be required to recognize any income for federal income tax purposes either at the time the participant is granted an option (which will be on the first day of the 3-month purchase period) or by virtue of the exercise of the option (which will take place on the last day of such purchase period). The federal income tax consequences of a sale or disposition of shares acquired under the Amended and Restated Plan depend in part on the length of time the shares are held by a participant before such sale or disposition. If a participant sells or otherwise disposes of shares acquired under the Amended and Restated Plan (other than any transfer resulting from his death) within two years after the date on which the option to purchase such shares is granted to such participant, such participant must recognize ordinary income in the year of such sale or disposition in an amount equal to the excess of (a) the fair market value of the shares on the date such shares were acquired by him or her over (b) his or her purchase price. This amount of ordinary income is recognized by the participant even if the fair market value of the shares has decreased since the date the shares were purchased, and the ordinary income recognized is added to his or her basis in such shares. Any gain realized on the sale or disposition in excess of the basis (after increasing the basis in such shares by the amount of the ordinary income recognized) will be taxed as capital gain, and any loss realized (after increasing the basis in such shares by the ordinary income recognized) will be a capital loss.

     If a participant sells or otherwise disposes of shares acquired under the Amended and Restated Plan after holding such shares for two years after the date on which the option to purchase such shares is granted to such participant, or the participant dies, he or she must include as ordinary income in the year of sale (or his or her taxable year ending with his or her death) an amount equal to the lesser of (a) the excess of the fair market value of the shares on the date the option was granted over the option price on the date of the option grant, or (b) the excess of the fair market value of the shares on the date he or she sells or otherwise disposes of the shares or on the date of his or her death over the purchase price. Except in the case of a transfer as a result of death, this amount of ordinary income recognized by the participant is added to his or her basis in such shares. The basis of shares transferred as a result of the death of a participant will not be increased as a result of the ordinary income recognized by the deceased participant. Any gain realized on the sale or disposition in excess of the participant's basis (after increasing the basis in such shares by the ordinary income recognized) will be taxed as a long-term capital gain. Any loss realized will be treated as long-term capital loss.

     The Company does not receive any income tax deduction as a result of issuing shares pursuant to the Amended and Restated Plan, except upon sale or disposition of shares by a participant within two years after the date on which the option to purchase such shares is granted to such participant. In such an event, the Company will be entitled to a deduction equal to the amount included as ordinary income to the participant with respect to the sale or disposition of such shares.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE AMENDED AND RESTATED PLAN AND HAS DETERMINED THAT THE AMENDED AND RESTATED PLAN IS IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY VOTE TO APPROVE THE AMENDED AND RESTATED PLAN. PROXIES RECEIVED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
                                    (ITEM 3)

     The Board of Directors of the Company, upon the recommendation of the Audit Committee, has appointed the firm of Ernst & Young LLP to serve as independent auditors of the Company for the fiscal 1998, subject to ratification of this appointment by the shareholders of the Company. The Company has been advised by Ernst & Young LLP that neither it nor any member thereof has any direct or material indirect financial interest in the Company or any of its subsidiaries in any capacity. One or more representatives of Ernst & Young LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR FISCAL 1998. PROXIES RECEIVED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

                                 OTHER MATTERS

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires officers and directors of the Company and persons who beneficially own more than ten percent of the Company's Class A Common Stock to file with the Securities and Exchange Commission certain reports, and to furnish copies thereof to the Company, with respect to each such person's beneficial ownership of the Company's equity securities. Based solely upon a review of the copies of such reports furnished to the Company and certain representations of such persons, all such persons complied with the applicable reporting requirements except that (i) the initial statement of beneficial ownership on Form 3 required to be filed by Eugene U. Frey, a director of the Company, to report the acquisition of shares of Class A Common Stock was inadvertently filed approximately 257 days late, (ii) the statement of changes in beneficial ownership on Form 4 required to be filed by James W. Johnson, a director of the Company, to report the purchase of shares of Class A Common Stock was inadvertently filed approximately 31 days late and (iii) the statement of changes in beneficial ownership on Form 4 required to be filed by John H. Morrison, an executive officer of the Company, to report the sale of shares of Class A Common Stock was inadvertently filed approximately 5 days late.

ANNUAL REPORT ON FORM 10-K

     The Company will provide without charge, at the written request of any shareholder of record as of December 5, 1997, a copy of the Company's Annual Report on Form 10-K, including the financial statements and financial statement schedules, as filed with the Securities and Exchange Commission, except exhibits thereto. The Company will provide copies of the exhibits, should they be requested by eligible shareholders, and the Company may impose a reasonable fee for providing such exhibits. Request for copies of the Company's Annual Report on Form 10-K should be mailed to:

                                            Rock Tenn Company
                                            504 Thrasher Street
                                            Norcross, Georgia 30071
                                            Attention: Chief Financial Officer

SHAREHOLDER NOMINATIONS FOR ELECTION OF DIRECTORS

     Under the Company's Bylaws, only persons nominated in accordance with the procedures set forth therein will be eligible for election as directors. Shareholders are entitled to nominate persons for election to the Board of Directors of the Company only if the shareholder is otherwise entitled to vote generally in the election of directors and only if timely notice in writing is sent to the Secretary of the Company. To be timely, a shareholder's notice must be received at the principal executive offices of the Company not less than 130 days prior to the meeting. Notwithstanding the foregoing, in the event that less than 60 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder must be received no later than the close of business on the 10th day following the day on which such notice of the date the meeting was mailed or such public disclosure was made, whichever occurs first. Such shareholder's notice must set forth (i) with respect to each person whom the shareholder proposes to nominate for election as a director, (a) the name, age, business address and residence address of such person, (b) the principal occupation or employment of such person, (c) the number of shares of each class of Common Stock beneficially owned by such person and (d) other information that would be required to be disclosed in connection with the solicitation of proxies for the election of directors pursuant to Regulation 14(a) under the Exchange Act and (ii) with respect to such shareholder giving such notice, (a) the name and address of such shareholder and
(b) the number of shares of each class of Common Stock beneficially owned by such shareholder. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company.

SHAREHOLDER PROPOSALS

     Any shareholder proposals intended to be presented at the Company's 1999 Annual Meeting of Shareholders must be received no later than August 18, 1998 in order to be considered for inclusion in the Proxy Statement and form of proxy to be distributed by the Board of Directors in connection with such meeting.

EXPENSES OF SOLICITATION

     The cost of solicitation of proxies by the Board of Directors in connection with the Annual Meeting will be borne by the Company. For investor relation services, the Company paid Morgen Walke $116,864 during fiscal 1997. No specific fee was allocated to services provided in connection with the solicitation of proxies. The Company will reimburse brokers, fiduciaries and custodians for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of Common Stock held in their names.

                                          By Order of the Board of Directors

                                          /s/ DAVID C. NICHOLSON

                                          David C. Nicholson
                                          Secretary
                            ------------------------

     THE ANNUAL REPORT TO SHAREHOLDERS OF THE COMPANY FOR FISCAL 1997, WHICH INCLUDES AUDITED FINANCIAL STATEMENTS, ACCOMPANIES THIS PROXY STATEMENT. THE ANNUAL REPORT DOES NOT FORM ANY PART OF THE MATERIAL FOR THE SOLICITATION OF PROXIES.
                            ------------------------

                                                                      APPENDIX A

                               ROCK-TENN COMPANY

                       1993 EMPLOYEE STOCK PURCHASE PLAN
                            AS AMENDED AND RESTATED

                           EFFECTIVE JANUARY 1, 1998

                               TABLE OF CONTENTS

SECTION                                                                       PAGE
-------                                                                       ----
sec. 1.   Purpose...........................................................  A-1
sec. 2.   Amendment and Restatement.........................................  A-1
sec. 3.   Definitions.......................................................  A-1
          3.1   Account.....................................................  A-1
          3.2   Authorization...............................................  A-1
          3.3   Board.......................................................  A-1
          3.4   Code........................................................  A-1
          3.5   Eligible Employee...........................................  A-1
          3.6   Exercise Date...............................................  A-1
          3.7   Offering Period.............................................  A-1
          3.8   Option Price................................................  A-1
          3.9   Participant.................................................  A-2
          3.10  Participating Employer......................................  A-2
          3.11  Plan........................................................  A-2
          3.12  Plan Administrator..........................................  A-2
          3.13  Purchase Period.............................................  A-2
          3.14  Rock-Tenn...................................................  A-2
          3.15  Share Limit.................................................  A-2
          3.16  Stock.......................................................  A-2
          3.17  Subsidiary..................................................  A-2
sec. 4.   Offerings.........................................................  A-2
sec. 5.   Stock Available for Options.......................................  A-2
sec. 6.   Administration....................................................  A-3
sec. 7.   Participation.....................................................  A-3
sec. 8.   Payroll Deductions................................................  A-3
          (a)   Initial Authorization.......................................  A-3
          (b)   Subsequent Authorization....................................  A-3
          (c)   Account Credits, General Assets and Taxes...................  A-4
          (d)   No Cash Payments............................................  A-4
sec. 9.   Granting of Option................................................  A-4
          (a)   General Rule................................................  A-4
          (b)   Statutory Limitation........................................  A-4
          (c)   Available Shares of Stock...................................  A-4
sec. 10.  Exercise of Option................................................  A-4
          (a)   General Rule................................................  A-4
          (b)   Partial Exercise............................................  A-4
          (c)   Automatic Refund............................................  A-5
sec. 11.  Delivery..........................................................  A-5
sec. 12.  Voluntary Account Withdrawal......................................  A-5
sec. 13.  Termination of Employment.........................................  A-5
sec. 14.  Transferability...................................................  A-5
sec. 15.  Adjustment........................................................  A-5
sec. 16.  Securities Registration...........................................  A-6
sec. 17.  Amendment or Termination..........................................  A-6
sec. 18.  Notices...........................................................  A-6
sec. 19.  Employment........................................................  A-6
sec. 20.  Headings, References and Construction.............................  A-6

sec. 1. Purpose

     The primary purpose of this Plan is to encourage Stock ownership by each Eligible Employee of Rock-Tenn and each Subsidiary in the belief that such ownership will increase his or her interest in the success of Rock-Tenn and will provide an additional incentive for him or her to remain in the employ of Rock-Tenn or such Subsidiary. Rock-Tenn intends that this Plan constitute an "employee stock purchase plan" within the meaning of sec. 423 of the Code and, further, intends that any ambiguity in this Plan or any related offering be resolved to effect such intent.

sec. 2. Amendment and Restatement

     This Plan was first effective as of January 1, 1994 and has been amended and restated effective as of January 1, 1998 primarily to increase the shares of Stock available for purchase from Rock-Tenn pursuant to the terms of this Plan.

sec. 3. Definitions

     3.1. The term Account shall mean the separate bookkeeping account which shall be established and maintained by the Plan Administrator (or its delegate) for each Participant for each Purchase Period to record the payroll deductions made on his or her behalf to purchase Stock under this Plan.

     3.2. The term Authorization shall mean the participation election and payroll deduction authorization form which an Eligible Employee shall be required to properly complete in writing and timely file with the Plan Administrator (or its delegate) before the end of an Offering Period in order to participate in this Plan for the related Purchase Period.

     3.3. The term Board shall mean the Board of Directors of Rock-Tenn.

     3.4. The term Code shall mean the Internal Revenue Code of 1986, as amended.

     3.5. The term Eligible Employee shall mean each employee of Rock-Tenn or a Subsidiary except--

          (a) an employee who has been employed less than two years (within the meaning of the Code sec. 423(b)(4)(A)) by Rock-Tenn or such Subsidiary,

          (b) an employee who customarily is employed (within the meaning of Code sec. 423(b)(4)(B)) 20 hours or less per week by Rock-Tenn or such Subsidiary,

          (c) an employee who (after completing at least two years of employment as an employee of Rock-Tenn or such Subsidiary) customarily is employed (within the meaning of Code sec. 423(b)(4)(C)) for not more than 5 months in any calendar year by Rock-Tenn or such Subsidiary, and

          (d) an employee who would own (immediately after the grant of an option under this Plan) stock possessing 5% or more of the total combined voting power or value of all classes of stock of Rock-Tenn based on the rules set forth in sec. 423(b)(3) and sec. 424 of the Code.

     3.6. The term Exercise Date shall mean for each Purchase Period the last day of such Purchase Period.

     3.7. The term Offering Period shall mean a period which (1) shall be set by the Board or its delegate, (2) shall come before the related Purchase Period and
(3) shall continue for no more than 30 days.

     3.8. The term Option Price shall mean for each Purchase Period the lesser of 85% of the average of the high and low sales prices for a share of Stock on the first day of such Purchase Period or 85% of the average of the high and low sales prices for a share of Stock on the last day of such Purchase Period, as such high and low prices are reported in The Wall Street Journal or in any successor to The Wall Street Journal or, if there is no such successor, any similar trade publication selected by the Plan Administrator (or its delegate) or, if the Plan Administrator (or its delegate) makes no such selection, as such prices are determined in good faith by the Plan Administrator (or its delegate); provided, if no such prices are so reported for any such day, the average of the high and low sales prices for such day shall be deemed to be the average of the high and low sales prices for a share of Stock which was so reported on the most recent day before such day.

     3.9. The term Participant shall mean for each Purchase Period an Eligible Employee who has satisfied the requirements set forth in sec. 7 of this Plan for such Purchase Period.

     3.10. The term Participating Employer shall for each Participant, as of any date, mean Rock-Tenn or a Subsidiary, whichever employs such Participant as of such date.

     3.11. The term Plan shall mean this Rock-Tenn Company 1993 Employee Stock Purchase Plan as amended and restated effective as of January 1, 1998 and as thereafter amended from time to time.

     3.12. The term Plan Administrator shall mean the person or persons appointed by the Board to administer this Plan.

     3.13. The term Purchase Period shall mean a 3 month period which shall begin on a date (within the 15 day period which immediately follows the end of the related Offering Period) set by the Board or its delegate on or before the beginning of the related Offering Period.

     3.14. The term Rock-Tenn shall mean Rock-Tenn Company, a corporation incorporated under the laws of the State of Georgia, and any successor to Rock-Tenn.

     3.15. The term Share Limit shall mean for each Purchase Period a number of shares of Stock (including a fractional share of Stock) determined by the Plan Administrator (or its delegate) by dividing $5,312.50 by 85% of the average of the high and low sales prices for a share of Stock on the first day of such Purchase Period as such high and low prices are reported in The Wall Street Journal or any successor to The Wall Street Journal or, if there is no successor, any similar trade publication selected by the Plan Administrator (or its delegate) or, if the Plan Administrator (or its delegate) makes no such selection, as such prices are determined in good faith by the Plan Administrator (or its delegate); provided, if no such prices are so reported for any such day, the average of the high and the low sales prices for such day shall be deemed to be the average of the high and the low sales prices for a share of Stock which was so reported on the most recent day before such day.

     3.16. The term Stock shall mean the $0.01 par value Class A Common Stock of Rock-Tenn.

     3.17. The term Subsidiary shall mean each corporation (1) which is in an unbroken chain of corporations beginning with Rock-Tenn in which each corporation in such chain (except for the last corporation in such chain) owns stock possessing 80% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain and (2) which the Plan Administrator (or its delegate) has designated as eligible to participate in this Plan.

sec. 4. Offerings

     Options to purchase shares of Stock shall be offered to Participants in accordance with this Plan from time to time at the discretion of the Plan Administrator (or its delegate); provided, however, there shall be no more than one Offering Period in effect at any time and no more than one Purchase Period in effect at any time.

sec. 5. Stock Available for Options

     There shall be 1,320,000 shares of Stock available under this Plan, 660,000 shares of Stock of which shall be attributable to this Plan as in effect on December 31, 1997. Such shares of Stock shall be available for purchase from Rock-Tenn upon the exercise of options granted under sec. 9 of this Plan, and any shares of Stock which are subject to options granted as of the first day of a Purchase Period but which are not purchased on the related Exercise Date shall again become available under this Plan.

sec. 6. Administration

     The Plan Administrator shall be responsible for the administration of this Plan and shall have the power in connection with such administration to interpret this Plan and to take such other action in connection with such administration as the Plan Administrator deems necessary or equitable under the circumstances. The Plan Administrator also shall have the power to delegate the duty to perform such administrative functions as the Plan Administrator deems appropriate under the circumstances. Any person to whom the duty to perform an administrative function is delegated shall act on behalf of and shall be responsible to the Plan Administrator for such function. Any action or inaction by or on behalf of the Plan Administrator under this Plan shall be final and binding on each Eligible Employee, each Participant and on each other person who makes a claim under this Plan based on the rights, if any, of any such Eligible Employee or Participant under this Plan.

sec. 7. Participation

     Each person who is an Eligible Employee on the first day of an Offering Period shall satisfy the requirements to be a Participant in this Plan for the related Purchase Period if

          (1) he or she properly completes in writing and files an Authorization with the Plan Administrator (or its delegate) on or before the last day of such Offering Period to purchase shares of Stock pursuant to the option granted under sec. 9, and

          (2) his or her employment as an Eligible Employee continues throughout the period which begins on the first day of such Offering Period and ends on the first day of the related Purchase Period, and his or her employment as an Eligible Employee shall not be treated as interrupted by a transfer directly between Rock-Tenn and any Subsidiary or between one Subsidiary and another Subsidiary.

An Authorization shall require an Eligible Employee to provide such information and to take such action as the Plan Administrator (or its delegate) in his or her discretion deems necessary or helpful to the orderly administration of this Plan, including specifying (in accordance with sec. 9) his or her payroll deductions to purchase shares of Stock pursuant to the option granted under sec. 9 and whether he or she desires such Authorization to remain in effect for one or more than one Purchase Period. A Participant's status as such shall terminate for a Purchase Period (for which he or she has an effective Authorization) at such time as his or her Account has been withdrawn under sec. 12 or sec. 13 or the purchases and distributions contemplated under sec. 10 with respect to his or her Account have been completed, whichever comes first.

sec. 8. Payroll Deductions

     (a) Initial Authorization. Each Participant's Authorization made under sec. 7 shall specify the specific dollar amount which he or she authorizes his or her Participating Employer to deduct from his or her compensation each pay period (as such pay period is determined in accordance with his or her Participating Employer's standard payroll policies and practices) during the Purchase Period for which such Authorization is in effect to purchase shares of Stock pursuant to the option granted under sec. 9, provided

          (1) the total of such dollar amount shall not be less than $15.00 if such Participant is on a Participating Employer's weekly payroll or the equivalent of such figure if such Participant is on any other payroll, provided that the aggregate amount deducted from his or her compensation during any Purchase Period shall not be less than $195 and such Participating Employer shall make adjustments to amounts deducted from a Participant's compensation in any pay period to the extent necessary to comply with this restriction; and

          (2) the total of such dollar amount shall not be more than $5,312.50 (or such lower amount as is set from time to time by the Plan Administrator (or its delegate)).

     (b) Subsequent Authorization. A Participant shall have the right to make one amendment to an Authorization after the end of an Offering Period to reduce or to stop the payroll deductions which he or she previously had authorized for the related Purchase Period, and such reduction shall be effective as soon as practicable after the Plan Administrator (or its delegate) actually receives such amended Authorization.

     (c) Account Credits, General Assets and Taxes. All payroll deductions made for a Participant shall be credited to his or her Account as of the pay day as of which the deduction is made. All payroll deductions shall be held by Rock-Tenn, by Rock-Tenn's agent or by one, or more than one, Subsidiary (as determined by the Plan Administrator (or its delegate)) as part of the general assets of Rock-Tenn or any such Subsidiary, and each Participant's right to the payroll deductions credited to his or her Account shall be those of a general and unsecured creditor. Rock-Tenn, Rock-Tenn's agent or such Subsidiary shall have the right to withhold on payroll deductions to the extent such person deems necessary or appropriate to satisfy applicable tax laws.

     (d) No Cash Payments. A Participant may not make any contribution to his or her Account except through payroll deductions made in accordance with this sec. 8.

sec. 9. Granting of Option

     (a) General Rule. Subject to sec. 9(b) and sec. 9(c), each person who is a Participant for a Purchase Period automatically shall be granted by operation of this Plan an option as of the first day of such Purchase Period to purchase the number of shares of Stock (including any fractional share of Stock) equal to the Share Limit as determined by the Plan Administrator (or its delegate) for such Purchase Period. Each such option shall be exercisable only in accordance with the terms of this Plan.

     (b) Statutory Limitation. No option granted by operation of this Plan to any Eligible Employee under sec. 9(a) shall permit his or her rights to purchase shares of Stock under this Plan or under any other employee stock purchase plan (within the meaning of sec. 423 of the Code) or any other shares of Stock under any other employee stock purchase plans (within the meaning of sec. 423 of the Code) of Rock-Tenn and any of its subsidiaries (within the meaning of sec. 424(f) of the Code) to accrue (within the meaning of sec. 423(b)(8) of the
Code) at a rate which exceeds $25,000 of the fair market value of such Stock for any calendar year. Such fair market value shall be determined as of the first day of the Purchase Period for which the option is granted.

     (c) Available Shares of Stock. If the number of shares of Stock available for purchase for any Purchase Period is insufficient to cover the number of shares which Participants have elected to purchase through effective Authorizations, then each Participant's option to purchase shares of Stock for such Purchase Period shall be reduced to the number of shares of Stock (including any fractional share) which the Plan Administrator (or its delegate) shall determine by multiplying the number of shares of Stock available for options for such Purchase Period by a fraction, the numerator of which shall be the number of shares of Stock for which such Participant would have been granted an option under sec. 9(a) if sufficient shares were available and the denominator of which shall be the total number of shares of Stock for which options would have been granted to all Participants under sec. 9(a) if sufficient shares were available.

sec. 10. Exercise of Option

     (a) General Rule. Unless a Participant files an amended Authorization under sec. 10(b) or sec. 12 on or before the Exercise Date for a Purchase Period for which he or she has an effective Authorization, his or her option shall be exercised automatically on such Exercise Date for the purchase of as many shares of Stock (including any fractional share) subject to such option as the balance credited to his or her Account as of that date will purchase at the Option Price for such shares of Stock if he or she also is an Eligible Employee on such Exercise Date.

     (b) Partial Exercise. A Participant may file an amended Authorization under this sec. 10 with the Plan Administrator (or its delegate) on or before an Exercise Date to elect, effective as of such Exercise Date, to exercise his or her option with respect to a specific dollar amount (which is less than the aggregate amount of payroll deductions made by such Participant pursuant to sec. 8), and any such amended Authorization shall be effective only if such Participant is an Eligible Employee on such Exercise Date.

     (c) Automatic Refund. If a Participant's Account has a remaining balance after his or her option has been exercised as of an Exercise Date under this sec. 10, such balance automatically shall be refunded to the Participant in cash (without interest) as soon as practicable following such Exercise Date.

sec. 11. Delivery

     A stock certificate representing any shares of Stock purchased upon the exercise of an option under this Plan shall be held for, or at the Participant's direction and expense, delivered to the Participant and shall be registered in
(1) his or her name or, if the Participant so directs on his or her Authorization filed with the Plan Administrator (or its delegate) on or before the Exercise Date for such option and if permissible under applicable law, (2) the names of the Participant and one such other person as may be designated by the Participant, as joint tenants with rights of survivorship; provided, however, Rock-Tenn shall not have any obligation to deliver a certificate to a Participant which represents a fractional share of Stock. No Participant (or any person who makes a claim through a Participant) shall have any interest in any shares of Stock subject to an option until such option has been exercised and the related shares of Stock actually have been delivered to such person or have been transferred to an account for such person at a broker-dealer designated by the Plan Administrator (or its delegate).

sec. 12. Voluntary Account Withdrawal

     A Participant may elect to withdraw the entire balance credited to his or her Account for a Purchase Period by completing in writing and filing an amended Authorization with the Plan Administrator (or its delegate) on or before the Exercise Date for such period. If a Participant makes such a withdrawal election, such balance shall be paid to him or her in cash (without interest) as soon as practicable after such amended Authorization is filed, and no further payroll deductions shall be made on his or her behalf for the remainder of such Purchase Period. If a Participant dies on or before an Exercise Date and the Plan Administrator (or its delegate) has timely notice of his or her death, the Plan Administrator (or its delegate) shall deem such Participant to have elected to withdraw the entire balance credited to his or her Account under this sec. 12.

sec. 13. Termination of Employment

     If a Participant's employment as an Eligible Employee terminates on or before the Exercise Date for a Purchase Period for any reason whatsoever, his or her Account shall be distributed as soon as practicable as if he or she had elected to withdraw his or her Account in cash under sec. 12 immediately before the date his or her employment had so terminated. However, if a Participant is transferred directly between Rock-Tenn and a Subsidiary or between one Subsidiary and another Subsidiary while he or she has an Authorization in effect, his or her employment shall not be treated as terminated merely by reason of such transfer and any such Authorization shall (subject to all the terms and conditions of this Plan) remain in effect after such transfer.

sec. 14. Transferability

     Neither the balance credited to a Participant's Account nor any rights to the exercise of an option or to receive shares of Stock under this Plan may be assigned, encumbered, alienated, transferred, pledged, or otherwise disposed of in any way by a Participant during his or her lifetime or by any other person during his or her lifetime, and any attempt to do so shall be without effect; provided, however, that the Plan Administrator (or its delegate) in its absolute discretion may treat any such action as an election by a Participant to withdraw the balance credited to his or her Account in accordance with sec. 12.

sec. 15. Adjustment

     The number of shares of Stock covered by outstanding options granted pursuant to this Plan and the related Option Price and the number of shares of Stock available under this Plan shall be adjusted by the Board in an equitable manner to reflect any change in the capitalization of Rock-Tenn, including, but not limited to such changes as dividends paid in the form of Stock or Stock splits. Furthermore, the Board shall adjust (in a manner which satisfies the requirements of sec. 424(a) of the Code) the number of shares of Stock available under this Plan and the number of shares of Stock covered by options granted under this Plan and the related Option Prices in the event of any corporate transaction described in sec. 424(a) of the Code. Any such adjustment under this sec. 15 may create fractional shares of Stock or a right to acquire a fractional share. An adjustment made under this sec. 15 by the Board shall be conclusive and binding on all affected persons.

sec. 16. Securities Registration

     If Rock-Tenn shall deem it necessary to register under the Securities Act of 1933, as amended, or any other applicable statutes any shares of Stock with respect to which an option shall have been exercised under this Plan or to qualify any such shares of Stock for an exemption from any such statutes, Rock-Tenn shall take such action at its own expense before delivery of the certificate representing such shares of Stock. If shares of Stock are listed on any national stock exchange at the time an option to purchase shares of Stock is exercised under this Plan, Rock-Tenn whenever required shall register shares of Stock for which such option is exercised under the Securities Exchange Act of 1934, as amended, and shall make prompt application for the listing on such national stock exchange of such shares, all at the expense of Rock-Tenn.

sec. 17. Amendment or Termination

     This Plan may be amended by the Board from time to time to the extent that the Board deems necessary or appropriate in light of, and consistent with, sec. 423 of the Code and the laws of the State of Georgia, and any such amendment shall be subject to the approval of Rock-Tenn's shareholders to the extent such approval is required under sec. 423 of the Code or the laws of the State of Georgia or to the extent such approval is required to meet the security holder approval requirements under Rule 16b-3 under the Securities Exchange Act of 1934, as amended. However, no provision of this Plan shall be amended more than once every 6 months if amending such provision more frequently would result in the loss of an exemption under Section 16(b) of the Securities Exchange Act of 1934, as amended. The Board also may terminate this Plan or any offering made under this Plan at any time; provided, however, the Board shall not have the right to modify, cancel, or amend any option outstanding after the beginning of a Purchase Period unless (1) each Participant consents in writing to such modification, amendment or cancellation, (2) such modification only accelerates the Exercise Date for the related Purchase Period or (3) the Board acting in good faith deems that such action is required under applicable law.

sec. 18. Notices

     All Authorizations and other communications from a Participant to the Plan Administrator (or its delegate) under, or in connection with, this Plan shall be deemed to have been filed with the Plan Administrator (or its delegate) when actually received in the form specified by the Plan Administrator (or its delegate) at the location, or by the person, designated by the Plan Administrator (or its delegate) for the receipt of such Authorizations and communications.

sec. 19. Employment

     No offer under this Plan shall constitute an offer of employment, and no acceptance of an offer under this Plan shall constitute an employment agreement. Any such offer or acceptance shall have no bearing whatsoever on the employment relationship between any Eligible Employee and Rock-Tenn or any subsidiary of Rock-Tenn, including a Subsidiary. Finally, no Eligible Employee shall be induced to participate in this Plan by the expectation of employment or continued employment.

sec. 20. Headings, References and Construction

     The headings to sections in this Plan have been included for convenience of reference only. Except as otherwise expressly indicated, all references to sections (sec.) in this Plan shall be to sections (sec.) of this Plan. This Plan shall be interpreted and construed in accordance with the laws of the State of Georgia.

     This amended and restated Plan has been executed and shall be effective as of January 1, 1998.

                                            ROCK-TENN COMPANY

                                            By:
                                            ------------------------------------

                                            Title:
                                            ------------------------------------

                                                                 APPENDIX B


                               ROCK-TENN COMPANY

                         PROXY FOR CLASS A COMMON STOCK
                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF SHAREHOLDERS
                              ON JANUARY 22, 1998

     The undersigned hereby appoints Bradley Currey, Jr. and Jay Shuster and each of them, proxies, with full power of substitution and resubstitution for and in the name of the undersigned, to vote all shares of Class A Common Stock of Rock-Tenn Company which the undersigned would be entitled to vote if personally present at the annual meeting of shareholders to be held on January 22, 1998, at 9:00 a.m., local time, at the Northeast Atlanta Hilton at Peachtree Corners, 5993 Peachtree Industrial Boulevard, Norcross, Georgia, or at any adjournment thereof, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, receipt of which is hereby acknowledged, and upon any other business that may properly come before the annual meeting or any adjournment thereof. Said proxies are directed to vote on the matters described in the Notice of Annual Meeting of Shareholders and Proxy Statement as follows, and otherwise in their discretion upon such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS INDICATED, THE PROXY WILL BE VOTED FOR ITEMS 1, 2 AND 3.

Please sign exactly as your name or names appear hereon. For more than one owner as shown above, each should sign. When signing in a fiduciary or representative capacity, please give full title. If this proxy is submitted by a corporation, it should be executed in the full corporate name by a duly authorized officer, if a partnership, please sign in partnership name by authorized person.

[X] PLEASE MARK VOTES
    AS IN THIS EXAMPLE

                                            FOR                  WITHHOLD
                                     all nominees listed         AUTHORITY
                                  (except as marked below     to vote for all
                                      to the contrary)        nominees listed
                                             [ ]                   [ ]
1.   To elect five (5) directors:
     Stephen G. Anderson
     Robert B. Currey
     John W. Spiegel
     L.L. Gellerstedt, III
     A.D. Frazier, Jr.

(Instructions: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list above.)

     RECORD DATE SHARES:







2.   To adopt and approve the Rock-Tenn
     Company 1993 Employee Stock Purchase
     Plan, as Amended and Restated.          FOR       AGAINST        ABSTAIN
                                             [ ]         [ ]            [ ]

3.   To ratify the appointment of Ernst &
     Young LLP as independent auditors.

                                             FOR       AGAINST        ABSTAIN
                                             [ ]         [ ]            [ ]

     Please be sure to sign and date this Proxy.           Date_________________





______________________________                   _______________________________
     Shareholder sign here                             Co-owner sign here

PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING ON JANUARY 22, 1998. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.

                                                                      APPENDIX C

                               ROCK-TENN COMPANY

                         PROXY FOR CLASS B COMMON STOCK
                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF SHAREHOLDERS
                              ON JANUARY 22, 1998

         The undersigned hereby appoints Bradley Currey, Jr. and Jay Shuster and each of them, proxies, with full power of substitution and resubstitution, for and in the name of the undersigned, to vote all shares of Class B Common Stock of Rock-Tenn Company which the undersigned would be entitled to vote if personally present at the annual meeting of shareholders to be held on January 22, 1998 at 9:00 a.m., local time, at the Northeast Atlanta Hilton at Peachtree Corners, 5993 Peachtree Industrial Boulevard, Norcross, Georgia 30092, or at any adjournment thereof, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, receipt of which is hereby acknowledged, and upon any other business that may properly come before the annual meeting or any adjournment thereof. Said proxies are directed to vote on the matters described in the Notice of Annual Meeting of Shareholders and Proxy Statement as follows, and otherwise in their discretion upon such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS INDICATED, THE PROXY WILL BE VOTED FOR ITEMS 1, 2 AND 3.

Please sign exactly as your name or names appear hereon. For more than one owner as shown above, each should sign. When signing in a fiduciary or representative capacity, please give full title. If this proxy is submitted by a corporation, it should be executed in the full corporate name by a duly authorized officer, if a partnership, please sign in partnership name by authorized person.

[X] PLEASE MARK VOTES
    AS IN THIS EXAMPLE

                                            FOR                  WITHHOLD
                                     all nominees listed         AUTHORITY
                                  (except as marked below     to vote for all
                                      to the contrary)        nominees listed
                                             [ ]                   [ ]
1.   To elect five (5) directors:
     Stephen G. Anderson
     Robert B. Currey
     John W. Spiegel
     L.L. Gellerstedt, III
     A.D. Frazier, Jr.

(Instructions: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list above.)

     RECORD DATE SHARES:







2.   To adopt and approve the Rock-Tenn
     Company 1993 Employee Stock Purchase
     Plan, as Amended and Restated.          FOR       AGAINST        ABSTAIN
                                             [ ]         [ ]            [ ]

3.   To ratify the appointment of Ernst &
     Young LLP as independent auditors.

                                             FOR       AGAINST        ABSTAIN
                                             [ ]         [ ]            [ ]

     Please be sure to sign and date this Proxy.           Date_________________





______________________________                   _______________________________
     Shareholder sign here                             Co-owner sign here

PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING ON JANUARY 22, 1998. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.